UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 20, 2016 (December 19, 2016)

GENCO SHIPPING & TRADING LIMITED
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	001-33393	98-043-9758
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

299 Park Avenue 12th Floor	10171
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2016, on the recommendation of its Nominating, Corporate Governance, and Conflicts Committee (the “Nominating Committee”), the Board of Directors (the “Board”) of Genco Shipping & Trading Limited (the “Company”) appointed Jason Scheir to fill a vacancy on the Board.  Mr. Scheir’s term expires at the Company’s 2017 Annual Meeting of Shareholders.  Mr. Scheir constitutes the Board designee of funds managed by affiliates of Apollo Global Management, LLC (“Apollo”) under their Purchase Agreement with the Company dated as of October 4, 2016.

Mr. Scheir, age 36,  is a Managing Director at Apollo Management.  He joined Apollo in 2008.  Mr. Scheir serves on the board of directors of Classic Party Rentals and has previously served as a director of MSEA Tankers, Northstar Services, Panolam Industries International, and Prime Marine.  Prior to joining Apollo, Mr. Scheir worked at Tailwind Capital, a middle market private equity firm. Prior to joining Tailwind, Mr. Scheir was a member of the Restructuring Group and Mergers & Acquisitions Group at Rothschild Inc. Mr. Scheir graduated magna cum laude from Cornell University with a BS in Applied Economics and received his MBA with honors from the University of Pennsylvania's Wharton School.  As a result of these and other professional experiences, the Company believes Mr. Scheir possesses knowledge and experience regarding general business and finance that strengthen the Board’s collective qualifications, skills and experience.  Furthermore, given Mr. Scheir’s relationship with Apollo, Genco believes he will provide the Board with the perspective of a significant stockholder.  Mr. Scheir was recommended to serve on the Board by Apollo.

Mr. Scheir has not been a party to any transaction with the Company that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.  Mr. Scheir is eligible for equity awards under the Company’s 2015 Equity Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

DATE: December 20, 2016

By	/s/ Apostolos Zafolias
Apostolos Zafolias
Chief Financial Officer